FORM OF	Exhibit (4)(m)(1)

ADDITIONAL BENEFITS SPECIFICATIONS

GUARANTEED LIVING WITHDRAWAL BENEFIT RIDER:

[Marketing Name]

Covered Person:	[John Doe]

Effective Date:	[Issue Date]

Bonus Period:	A period ending after the earlier of [10] Contract Years and the Income Start Date

Bonus Extension Period:	A period ending after the earlier of [10] Contract Years and the Income Start Date

Bonus Rate:	[6.25]%

Termination Lockout Period:	[5] Contract Years

Annual Rider Fee Rate:	[1.50]%

The above-listed Annual Rider Fee Rate is guaranteed for the life of the Rider unless increased upon a Step-Up as described in the Rider. The Annual Rider Fee Rate will never exceed the Maximum Annual Rider Fee Rate indicated below.

Maximum Annual Rider Fee Rate:                        [2.50%]

Lifetime Withdrawal Percentages:

Attained Age of Covered	Benefit Percentage
or Joint Covered Person	Single Life		Joint Life
[55 – 59]	[3.50	]%	[3.20	]%
[60 – 64]	[4.00	]%	[3.70	]%
[65 – 69]	[5.00	]%	[4.70	]%
[70 – 74]	[5.25	]%	[4.95	]%
[75 – 79]	[5.50	]%	[5.20	]%
[80 – 84]	[5.75	]%	[5.45	]%
[85-90]	[6.00	]%	[5.70	]%
[90+]	[6.00	]%	[5.70	]%`

ICC21-DLIC-VA-ABPGLWB-01-IB	[3-E]